As filed with the U.S. Securities and Exchange Commission on June 9, 2021

Registration No. [n]

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

MACK-CALI REALTY CORPORATION

(Exact name of registrant as specified in its charter)

Maryland (State or Other Jurisdiction of Incorporation or Organization)		22-3305147 (I.R.S. Employer Identification Number)
Harborside 3, 210 Hudson St., Ste. 400 Jersey City, New Jersey 07311 (Address of Principal Executive Offices)

Mack-Cali Realty Corporation Amended and Restated 2013 Incentive Stock Plan
(Full Title of the Plans)

Gary T. Wagner
General Counsel and Secretary
Mack-Cali Realty Corporation
Harborside 3, 210 Hudson St., Ste. 400
Jersey City, New Jersey 07311

(Name and Address of Agent for service)

(732) 590-1010

(Telephone Number, Including Area Code, of Agent for service)

Copies to:

Blake Hornick

Seyfarth Shaw LLP

620 8th Avenue

New York, NY 10018

(212) 218-3338

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.                                                                                                   ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(2)

Common Stock, par value $0.01 per share	1,965,000	$17.58	$34,544,700	$3,768.83

(1)	Pursuant to Rule 416 of the Securities Act of 1933, as amended, the number of shares of common stock registered hereby is subject to adjustment to prevent dilution resulting from common stock splits, common stock dividends or similar transactions.
(2)	Estimated solely for the purpose of determining the registration fee pursuant to Rule 457(c) and (h) of the Securities Act of 1933, based on the average of the high and low prices of the common stock as reported on the New York Stock Exchange on June 4, 2021.

EXPLANATORY NOTE

This Registration Statement on Form S-8 (this “Registration Statement”) is filed pursuant to General Instruction E to Form S-8 for the purpose of registering an additional 1,965,000 shares of the Common Stock of Mack-Cali Realty Corporation (the “Company” or “Registrant”), which may be issued pursuant to awards under the Amended and Restated Mack-Cali Realty Corporation 2013 Incentive Stock Plan, as further amended effective as of June 9, 2021 (the “2013 Plan”). In accordance with General Instruction E to Form S-8, the Company hereby incorporates herein by reference the Registration Statement on Form S-8 (No. 333-188729), filed with the Securities and Exchange Commission (the “Commission”) on May 21, 2013, together with all exhibits filed therewith or incorporated therein by reference.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I of this Registration Statement will be sent or given to participants as required by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”), and need not be filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents By Reference.

Except to the extent that information is deemed furnished and not filed pursuant to securities laws and regulations, the Registrant hereby incorporates by reference into this Registration Statement the following documents which have been filed with the Commission:

(a)  The Registrant’s Annual Report on Form 10-K (File No. 001-13274) for the fiscal year ended December 31, 2020, as filed with the Commission on February 25, 2021.

(b)  The Registrant’s Quarterly Report on Form 10-Q (File No. 001-13274) for the quarter ended March 31, 2021, as filed with the Commission on May 6, 2021.

(c)  All other reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) since the end of the fiscal year covered by the Registrant’s Annual Report referred to in (a) above.

(d)  The Registrant’s Current Reports on Forms 8-K (File No. 001-13274) as filed with the Commission on January 8, 2021, January 22, 2021, March 3, 2021, March 12, 2021, April 16, 2021, April 23, 2021, May 12, 2021 and May 19, 2021.

(e)  The description of our Common Stock and the description of certain provisions of Maryland Law contained in:

i.	The Registrant’s Registration Statement on Form 8-A dated August 9, 1994;

ii.	The Registrant’s Articles of Restatement dated September 18, 2009;

iii.	The Articles of Amendment to the Registrant’s Articles of Restatement dated May 12, 2014; and

iv.	Any amendments or reports filed for the purpose of updating such description.

Except to the extent that information is deemed furnished and not filed pursuant to securities laws and regulations, all documents filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, subsequent to the date of this Registration Statement and prior to the filing of a subsequent post-effective amendment that indicates that all securities offered have been sold or which deregisters all securities then remaining unsold will be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents. Any statement contained in any document incorporated or deemed to be incorporated by reference herein will be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded will not be deemed, except as modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Our officers and directors are indemnified under Maryland law, our charter and bylaws, and the Second Amended and Restated Agreement of Limited Partnership of Mack-Cali Realty, L.P., as amended (the “Partnership Agreement”), against certain liabilities. Our charter authorizes us, and our bylaws require us, to indemnify our directors and officers to the fullest extent permitted from time to time by the laws of the State of Maryland.

The Maryland General Corporation Law (“MGCL”) permits a corporation to indemnify its directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those capacities unless it is established that the act or omission of the director or officer was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty, or the director or officer actually received an improper personal benefit in money, property or services, or in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful, or the director or officer was adjudged to be liable to the corporation for the act or omission. The MGCL does not permit a Maryland corporation to provide indemnification for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless, in either case, a court orders indemnification and then only for expenses. No amendment of our charter or bylaws shall limit or eliminate the right to indemnification provided with respect to acts or omissions occurring prior to such amendment or repeal.

In addition to the circumstances in which the MGCL permits a corporation to indemnify its directors and officers, the MGCL requires a corporation to indemnify its directors and officers in the circumstances described in the following sentence, unless limited by the charter of the corporation.  A director who has been successful on the merits or otherwise, in defense of any proceeding or in the defense of any claim, issue or matter in the proceeding to which he is made a party by reason of his service as a director or officer shall be indemnified against reasonable expenses incurred by him in connection with the proceeding, claim, issue or matter in which the director has been successful.  Our charter does not alter this requirement.

The MGCL permits the charter of a Maryland corporation to include a provision limiting the liability of its directors and officers to such corporation and its stockholders for money damages, with specified exceptions. Maryland law does not, however, permit the liability of directors and officers to a corporation or its stockholders to be limited to the extent that (1) it is proved that the person actually received an improper benefit or profit in money, property or services (to the extent such benefit or profit was received) or (2) a judgment or other final adjudication adverse to such person is entered in a proceeding based on a finding that the person’s action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding. Our charter contains a provision consistent with Maryland law. No amendment of our charter shall limit or eliminate the limitation of liability with respect to acts or omissions occurring prior to such amendment.

The Delaware Revised Limited Partnership Act provides that a limited partnership has the power to indemnify and hold harmless any partner or other person from and against any and all claims and demands whatsoever, subject to such standards and restrictions, if any, as are set forth in its partnership agreement. The Partnership Agreement also provides for indemnification of the General Partner and its officers and directors to the same extent indemnification is provided to the General Partner’s officers and directors in its charter, and limits the liability of the General Partner and its officers and directors.

We have entered into indemnification agreements with each of our directors and officers. The indemnification agreements require, among other things, that we indemnify our directors and officers to the fullest extent permitted by law, and advance to the directors and officers all related expenses, subject to reimbursement if it is subsequently determined that indemnification is not permitted. We also must indemnify and advance all expenses incurred by directors and officers seeking to enforce their rights under the indemnification agreements, and cover directors and officers under our directors’ and officers’ liability insurance. Although the form of indemnification agreement offers substantially the same scope of coverage afforded by provisions of our charter and our bylaws and the Partnership Agreement, it provides greater assurance to directors and officers that indemnification will be available, because, as a contract, it cannot be modified unilaterally in the future by our Board of Directors or by our stockholders to eliminate the rights it provides.

In addition to the above, the 2013 Plan (as amended from time to time) provides that no member of the committee of our Board of Directors that administers the plan shall be personally liable by reason of any contract or other instrument executed by such member in the member’s capacity as a member of such committee nor for any mistake of judgment made in good faith, and the Registrant shall indemnify and hold harmless each employee, officer, or director of the Registrant to whom any duty or power relating to the administration or interpretation of such plan may be allocated or delegated, against any cost or expense (including counsel fees) or liability (including any sum paid in settlement with the approval of our Board of Directors) arising out of any act or omission to act in connection with such plan, unless arising out of such person’s own fraud or bad faith. This indemnification is in addition to any of the other rights to indemnification described herein. Although the Inducement Award was not granted under the 2013 Plan, it is generally subject to administration consistent with the terms of such plan as described above.

Insofar as indemnification for liabilities arising under the Securities Act is permitted for our directors, officers or controlling persons, pursuant to the above mentioned statutes or otherwise, we understand that the Commission is of the opinion that such indemnification may contravene federal public policy, as expressed in the Securities Act, and therefore, is unenforceable. Accordingly, in the event that a claim for such indemnification is asserted by any of our directors, officers or controlling persons, and the Commission is still of the same opinion, we (except insofar as such claim seeks reimbursement from us of expenses paid or incurred by a director, officer of controlling person in successful defense of any action, suit or proceeding) will, unless the matter has theretofore been adjudicated by precedent deemed by our counsel to be controlling, submit to a court of appropriate jurisdiction the question whether or not indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

At present, there is no pending litigation or proceeding involving any of our directors, officers or employees as to which indemnification is sought, nor are we aware of any threatened litigation or proceeding that may result in claims for indemnification.

Item 7. Exemption From Registration Claimed.

Not applicable.

Item 8. Exhibits.

3.1	Articles of Restatement of Mack-Cali Realty Corporation dated September 18, 2009 (filed as Exhibit 3.2 to the Registrant’s Form 8-K dated September 17, 2009 and incorporated herein by reference).

3.2	Articles of Amendment to the Articles of Restatement of Mack-Cali Realty Corporation as filed with the State Department of Assessments and Taxation of Maryland on May 14, 2014 (filed as Exhibit 3.1 to the Registrant’s Form 8-K dated May 12, 2014 and incorporated herein by reference).

3.3	Second Amended and Restated Bylaws of Mack-Cali Realty Corporation dated March 14, 2018 (filed as Exhibit 3.1 to the Registrant’s Form 8-K dated March 14, 2018 and incorporated herein by reference).

3.4	Amendment No. 1 to the Second Amended and Restated Bylaws of Mack-Cali Realty Corporation (filed as Exhibit 3.1 to the Registrant’s Current Report on Form 8-K dated April 30, 2018 and incorporated herein by reference).

5.1*	Opinion of Seyfarth Shaw LLP

10.1*	Mack-Cali Realty Corporation Amended and Restated 2013 Incentive Stock Plan.

23.1*	Consent of Seyfarth Shaw LLP (included with Exhibit 5.1).

23.2*	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm.

24.1*	Power of Attorney (included on signature page hereto).

* Filed herewith.

Item 9. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in this effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, we certify that we have reasonable grounds to believe that we meet all of the requirements for filing on Form S-8 and have duly caused this registration statement to be signed on our behalf by the undersigned, thereunto duly authorized, in Jersey City, New Jersey on this 9th day of June, 2021.

MACK-CALI REALTY CORPORATION

By:	/s/ Mahbod Nia
Name: Mahbod Nia
Title: Chief Executive Officer

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Mahbod Nia, David J. Smetana, Gary T. Wagner and Giovanni M. DeBari, or any one of them, his attorneys-in-fact and agents, each with full power of substitution and re-substitution for him in any and all capacities, to sign any or all amendments or post-effective amendments to this registration statement or a registration statement prepared in accordance with Rule 462 of the Securities Act and to file the same, with exhibits thereto and other documents in connection herewith or in connection with the registration of the offered securities under the Securities Act granting unto each of such attorneys-in-fact and agents full power to do and perform each and every act and thing requisite and necessary in connection with such matters and hereby ratifying and confirming all that each of such attorneys-in-fact and agents or his substitutes may do or cause to be done by virtue hereof. Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Tammy K. Jones	Chair of the Board	June 9, 2021
Tammy K. Jones

/s/ Mahbod Nia	Chief Executive Officer and Director	June 9, 2021
Mahbod Nia	(principal executive officer)

/s/ David J. Smetana	Chief Financial Officer	June 9, 2021
David J. Smetana	(principal financial officer)

/s/ Giovanni M. DeBari	Chief Accounting Officer	June 9, 2021
Giovanni M. DeBari	(principal accounting officer)

/s/ Alan R. Batkin	Director	June 9, 2021
Alan R. Batkin

/s/ Frederic Cumenal	Director	June 9, 2021
Frederic Cumenal

/s/ A. Akiva Katz	Director	June 9, 2021
A. Akiva Katz

/s/ Nori Gerardo Lietz	Director	June 9, 2021
Nori Gerardo Lietz

/s/ Victor B. McFarlane	Director	June 9, 2021
Victor B. McFarlane

/s/ Howard S. Stern	Director	June 9, 2021
Howard S. Stern

INDEX TO EXHIBITS

3.1	Articles of Restatement of Mack-Cali Realty Corporation dated September 18, 2009 (filed as Exhibit 3.2 to the Registrant’s Form 8-K dated September 17, 2009 and incorporated herein by reference).

3.2	Articles of Amendment to the Articles of Restatement of Mack-Cali Realty Corporation as filed with the State Department of Assessments and Taxation of Maryland on May 14, 2014 (filed as Exhibit 3.1 to the Registrant’s Form 8-K dated May 12, 2014 and incorporated herein by reference).

3.3	Second Amended and Restated Bylaws of Mack-Cali Realty Corporation dated March 14, 2018 (filed as Exhibit 3.1 to the Registrant’s Form 8-K dated March 14, 2018 and incorporated herein by reference).

3.4	Amendment No. 1 to the Second Amended and Restated Bylaws of Mack-Cali Realty Corporation (filed as Exhibit 3.1 to the Registrant’s Current Report on Form 8-K dated April 30, 2018 and incorporated herein by reference).

5.1*	Opinion of Seyfarth Shaw LLP.

10.1*	Mack-Cali Realty Corporation Amended and Restated 2013 Incentive Stock Plan.

23.1*	Consent of Seyfarth Shaw LLP (included with Exhibit 5.1).

23.2*	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm.

24.1*	Power of Attorney (included on signature page hereto).

* Filed herewith.